Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RF Magic, Inc. 2000 Incentive Stock Plan, Entropic Communications, Inc. 2001 Stock Option Plan, Entropic Communications, Inc. 2007 Equity Incentive Plan, Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan and Entropic Communications, Inc. 2012 Inducement Award Plan of MaxLinear, Inc. of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of MaxLinear, Inc. and the effectiveness of internal control over financial reporting of MaxLinear, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
May 8, 2015